                                                                       EXHIBIT 1

                       ASSET PURCHASE AND SALE AGREEMENT
                       ---------------------------------

     ASSET PURCHASE AND SALE AGREEMENT, dated August 31, 1999, by and between Aztec Manufacturing Co., a Texas corporation ("Buyer"), and ABB Power T&D Company Inc., a Delaware corporation ("Seller").

     WHEREAS, the Buyer desires to purchase from the Seller certain of the Seller's assets and properties used in Seller's compressed gas insulated transmission bus ducts business (the "Division"); and

     WHEREAS, the Seller is willing to sell, transfer, convey and assign the same to the Buyer upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and representations hereinafter stated, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   ---------

                              Transfer of Assets
                              ------------------

     On the terms and subject to the conditions of this Agreement at the closing referred to in Article VII hereof (the "Closing"), the Seller shall transfer, convey and assign to the Buyer and Buyer shall accept, acquire and purchase all the right, title and interest of the Seller as of the Closing, in the following assets and properties of the Division (except as provided in Article II and except to the extent such assets and properties shall have been disposed of in the ordinary course of business of the Seller during the period from the date hereinabove first written to the Closing Date) of Seller (collectively, the "Purchased Assets"):

     1.1  Fixed Assets.
          ------------

     The Division's equipment, computers, furniture, and all of its fixed assets (including without limitation fixed assets described in Schedule 1.1.) and as may be acquired in the ordinary course of business prior to Closing (the "Fixed Assets").

     1.2  Personal Property - Leased.
          --------------------------

     All office equipment leased to the Division (the "Leased Equipment") (including without limitation the office equipment described in Schedule 1.2) and as may be acquired in the ordinary course of business prior to Closing.

     1.3  Inventory, Etc.  The Division's inventories of raw material, supplies
          --------------
and spare parts, work in process and finished goods (including without limitation the inventories described in Schedule 1.3) on hand and in transit to Seller, as the case may be, at the time of the Closing (the "Inventory").

     1.4  Contract Rights.  Except as set forth in Schedule 8.17, the Division's
          ---------------
right, title and interest in, to and under the following contracts (collectively, the "Contracts"):

          1.4.1  The Contracts listed on Schedule 8.17.

          1.4.2 All contracts, leases and commitments made in the ordinary course of business of the Division from the date hereof through the Closing Date.

     1.5  Business Property.   Except as set forth on Schedule 1.5, all
          -----------------
technology, know-how, designs, devices, processes, methods, inventions, drawings, schematics, specifications, standards, trade secrets and other proprietary information, and all patents and applications therefor and all trademarks and tradenames (including without limitation the name "Tri-Trap"), trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses thereto owned by or licensed to or by the Seller and used in the business of the Division together with the goodwill and the business appurtenant thereto (including without limitation the patents and the patent applications described in Schedule 8.15.1) and all rights to sue for past infringement of patents, trademarks and copyrights and for prior acts of misappropriation of trade secrets in each case as are transferred hereunder or for unfair competition (including all right, title and interest in and to damages for past infringement of such patents, trademarks and copyrights and for past acts of misappropriation) and for prior claims for breach of any license transferred hereunder and related damages.

     1.6  Prepaid Expenses.  The prepaid expenses of the Division existing as at
          ----------------
the Closing Date ("Prepaid Expenses"), except prepaid expenses for insurance and real property taxes.

     1.7  Records. The following business and operating records of the
          -------
Division's business relating to the Purchased Assets: customer lists, sales, purchasing, and technical records and accounting, financial, personnel, payroll and labor relations records but excluding all Tax (as hereafter defined) records of Seller and excluding IPB customer and technical records as Seller may require in connection with products sold by Seller prior to the Closing Date.

     1.8  Accounts Receivable.  The accounts, notes, and other receivables
          -------------------
including without limitation amounts due from the Division's customers (whether recorded as accounts, notes, or other receivables or reductions in accounts payable) and related deposits, security or collateral therefor (the "Division Accounts Receivable").

                                  ARTICLE II
                                  ----------

                         Assets Not Being Transferred
                         ----------------------------

     Anything contained in Article I hereof to the contrary notwithstanding, there are expressly excluded from the Purchased Assets, the following:

     2.1  The corporate minute books and stock record books of the Seller.

     2.2 Cash and cash equivalents of the Seller and the Division on hand and in banks and all certificates of deposit, commercial paper and marketable securities owned by the Seller and Seller's bank accounts, lock boxes and the like.

     2.3 All real property legally or beneficially owned or leased by the Seller, if any, other than the Lease (as defined in Section 8.9).

     2.4 All accounts receivable of the Seller (including the IPB accounts receivable) except Division Accounts Receivable.

     2.5 The tradenames, trademarks and logos "ABB", "ABB Power T&D Company Inc." and "Asea Brown Boveri Inc.", and the like.

     2.6 All of Seller's right, title and interest in or arising under or in connection with any policy of insurance and any certificate issued with respect thereto, and any rights of subrogation.

     2.7  All of the IPB assets of the Division identified in Schedules 2.7 and
2.8 and technology, patents, know-how, designs, drawings,     schematics, trade
secrets, trademarks, trade names, service marks, and copyrights in respect of the IPB assets (collectively, the "Retained IPB Assets").

     2.8  [INTENTIONALLY DELETED]

     2.9  All motor vehicles leased or owned by Seller.

     2.10 All proprietary software owned or licensed to Seller, including without limitation "Inform", "People Soft", "Winform" and "ABACUS", provided nothing in this paragraph shall prevent or prohibit Buyer from obtaining a license for "Inform" or "People Soft" from the owners of such software.

                                  ARTICLE III
                                  -----------

                         Instruments of Conveyance and
                         -----------------------------

                        Transfer, Records, Access, Etc.
                        -------------------------------

     3.1 At the Closing, subject to the conditions and provisions hereof, the Seller shall deliver to the Buyer such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer, as shall be effective to vest in the Buyer all of Seller's right, title and interest in and to the Purchased Assets, and Buyer shall pay and deliver to Seller the Purchase Price as provided in Article VI, hereof.

     3.2 The Buyer shall, following the Closing, give to the Seller and its authorized representatives such access, during normal business hours and upon reasonable prior notice, to such books and records constituting part of the Purchased Assets, and also to provide such reasonable assistance, as Seller may reasonably request in connection with (a) the preparation and filing of tax returns of the Seller and (b) the verification of any claim of the Buyer for indemnification by the Seller under this Agreement, and to make extracts and copies of such books and records at the expense of the Seller. The Buyer agrees that it shall not for a period of five (5) years destroy or cause to be destroyed any such books or records without first obtaining the express written consent of the Seller. In any event , Buyer shall give Seller at least sixty
(60) days' prior written
notice of its intent to destroy any books or records of the Division. If Seller desires to retain any such records Seller shall give notice thereof within such sixty (60) day period to Buyer and Buyer shall make such books and records available to Seller at Seller's expense for relocation to Seller's facility. The provisions of this Section 3.2 shall survive Closing hereunder.

                                  ARTICLE IV
                                  ----------

                           Assumption of Liabilities
                           -------------------------


     Liabilities Being Assumed.  Simultaneously with the transfer, conveyance
     -------------------------
and assignment to the Buyer of the Purchased Assets, the Buyer shall assume the following liabilities and obligations of the Seller (the "Assumed Liabilities"):

     4.1 All liabilities and obligations of the Seller reflected in the Balance Sheet and the Closing Balance Sheet. A list of liabilities reflected in the July 31, 1999 Balance Sheet has been provided to Buyer.

     4.2 All obligations and liabilities of the Seller in respect of the Contracts, bids, customer proposals and all other products sold and services rendered by the Division in the ordinary course of business prior to the Closing, except in respect of the Retained IPB Assets.

     4.3 All liabilities and obligations arising in respect of the Purchased Assets including litigation, suits, claims, demands or governmental proceedings, based on facts arising on or after the Closing Date, including without limitation in respect of products sold or services rendered by, or on behalf of, Buyer on or after the Closing.

     4.4 All warranty obligations of the Seller in respect of the Division, except IPB warranty obligations referred to in Section 10.2, hereof.

     4.5 All workmen's compensation liabilities arising from occurrences in respect of the business of the Division accruing on and after the Closing Date.

                                   ARTICLE V
                                   ---------

                         Obligations Not Being Assumed
                         -----------------------------

     Any liability of Seller other than the Assumed Liabilities, including the following, shall remain the responsibility of Seller (the "Excluded Liabilities"):

     5.1 All obligations and liabilities for Taxes arising in connection with the Seller's possession, use, ownership or operation of the Purchased Assets prior to the Closing Date, or, except as provided in Article XIV hereof, from the sale of the Purchased Assets hereunder. As used herein, the terms "Tax" or "Taxes" means all federal, foreign, state, county, local or other net or gross income, gross receipts, sales, use, ad valorem, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar Taxes, assessments, duties, fees, levies or other governmental charges (together with any interest or penalties thereon).

     5.2 All liabilities, if any, to persons for bodily injury or property damage occurring in connection with products sold or services rendered by the Division prior to the Closing Date.

     5.3  Any and all claims, liabilities or obligations that arise or result from all employment practices, decisions, actions, or proceedings undertaken by Seller prior to the Closing Date in connection with persons employed or seeking to be employed by the Division, including without limitation any and all claims, liabilities or obligations that arise out of or result from
(a) (i) employment and labor agreements, (ii) employee manuals, policies, procedures and work-related rules or (iii) pension, savings, retirement, health, life, disability, severance, bonus, incentive compensation, stock option or other equity-based or other employee benefit or fringe benefit plans, (b) any National Labor Relations Board ("NLRB") proceedings, (c) unfunded pension liability for vested and non-vested employees and (d) any liability for federal and state income Tax, by reason of Seller's failure, through any act or omission of Seller prior to the Closing Date, to comply with the requirements of COBRA (as such term is hereinafter defined) with respect to any "qualified
beneficiary" (as defined in COBRA).   As used herein, the term "COBRA" means the
applicable provisions of the Code, ERISA and the Public Health Service Act enacted by Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272). As used herein, the term "Code" means the Internal Revenue Code of 1986, as amended. As used herein, the term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     5.4 Any legal, accounting, brokerage, finder's fees, or other expenses of whatsoever kind or nature incurred by Seller or any partner, affiliate, director, employee or officer of Seller or the Division as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

     5.5 Any and all liabilities or obligations of Seller arising out of the litigation, actions, suits, proceedings and claims listed on Schedule 8.7 hereof.

     5.6 Except as expressly provided in Article XIV, any and all liabilities or obligations of Seller arising out of or related to this Agreement.

                                  ARTICLE VI
                                  ----------

                Purchase Price and Payment and Related Matters
                ----------------------------------------------

     6.1 The consideration for the Purchased Assets and for Seller's non-competition covenant contained in Subsection 10.7 hereto is as follows (the "Purchase Price"):

          6.1.1 An amount to be paid in cash at Closing by wire transfer of immediately available federal funds equal to the "Net Book Value" (determined as set forth in Schedules 6.1.1 and 6.2.2) of the Division at the Closing Date, as estimated by Seller in good faith (utilizing, among other things, the July 31, 1999 unaudited balance sheet or the most recent unaudited balance sheet of the Division available at the time such estimate is made ("Estimated Net Book Value"), notified to Buyer within three (3) days prior to the Closing Date, adjusted as provided in Subsection 6.2.2 hereof, plus seven million five hundred thousand U.S. Dollars ($7,500,000). For purposes of this Agreement "Net Book Value" shall be determined as set forth in Schedules 6.1.1 and

6.2.2 pursuant to the Accounting Principles (as defined in Schedule 6.1.1). Seller shall provide to Buyer at least 3 days prior to closing Seller's account information for wire transfer purposes.

          6.1.2 An amount in U.S. Dollars equal to 3.1% of all payments (net of transportation and taxes) received by the Division or Buyer after the Closing Date in respect of all purchase orders (collectively, the "Order"), received by Buyer Seller, or the Division between July 27, 1999 and January 1, 2000, for the Southern California Edison ("SCE"), East/West and crossover bus duct replacement project whether placed directly by SCE or its suppliers or contractors. Buyer agrees to make each such payment to Seller automatically within ten (10) days following receipt of payment under the Order, without the necessity on the part of Seller to issue an invoice or other notice requesting payment. Buyer agrees to give Seller written notice of each Order including therein the amount, delivery schedule and such other information as Seller may reasonably request. Seller agrees to use its reasonable commercial efforts to obtain the Order prior to January 1, 2000.

     6.2  Purchase Price Adjustment.
          -------------------------

          6.2.1  Inventory Adjustment. Seller and Buyer agree that a physical
                 --------------------
audit of the inventory has been taken and that the Inventory has been valued in a manner consistent with Seller's valuation thereof as of the date of the Financial Statements (as defined in Section 8.11 hereof), and in accordance with the Accounting Principles. The Seller shall afford the Buyer and its representatives reasonable opportunity to review the accounts of the Division in respect of the Financial Statements, the Net Book Value and the Closing Balance Sheet, together with supporting detail.

          6.2.2  Net Book Value Adjustment.
                 -------------------------

                 Within thirty (30) days following the Closing Date, Seller shall prepare pursuant to the Accounting Principles and deliver to Buyer a balance sheet as of the close of business on the Closing Date which shall reflect among other things the (i) adjustment to inventory resulting from the physical audit conducted pursuant to Subsection 6.2.1 hereof (the "Closing Balance Sheet") and
(ii) Seller's determination of the Net Book Value as at the Closing Date (the "Closing Book Value"). The Closing Balance Sheet shall be prepared in a manner consistent with the preparation of the Reference Balance Sheet (as defined in
Schedule 6.2.2). Unless the Buyer shall give written notice to the Seller of any objection (the "Objection") to the Closing Balance Sheet or the determination of Closing Book Value on or before fifteen (15) days after its receipt thereof, the Buyer will be deemed to have accepted the Closing Balance Sheet and such determination. The Objection, if any, shall specify in reasonable detail the items as to which the Buyer objects and the basis of each such Objection and the Buyer's determination of the Closing Book Value based upon the Objection. If the Objection cannot be satisfied by negotiation between the parties within fifteen
(15) days after Seller's receipt of the Objection, the Objection will be referred for arbitration to Arthur Andersen, Boston, or, if such firm is unable or unwilling to act, such other independent accounting firm as shall be agreed upon by the parties hereto in writing (in either case, the "Accounting
                                                            ----------
Arbitrator"). The Accounting Arbitrator will be instructed to select, at its
----------
discretion, the individual member of its firm who will have primary responsibility for this matter and will be instructed to reach a determination within fifteen (15) days from the date of referral. The Accounting Arbitrator will be instructed further that it must choose either the Seller's determination of the Closing Book Value or the Buyer's determination of the Closing Book Value. The decision of the Accounting Arbitrator will be final and binding upon the parties and enforceable as an arbitration award pursuant to the Uniform Arbitration Act and the Federal Arbitration Act. The Accounting Arbitrator shall have no power to alter or amend the provisions, terms or conditions of this Agreement or to render a determination inconsistent with the same. The fees and expenses of the Accounting Arbitrator engaged pursuant to this

Subsection shall be borne by the party whose position the Accounting Arbitrator does not choose.

     6.2.3 If the Closing Book Value as determined pursuant to Subsection 6.2.2 above, exceeds the Estimated Net Book Value paid by Buyer at Closing then the Buyer shall pay to the Seller an amount in cash equal to such excess within ten
(10) days following such determination. If the Closing Book Value as determined pursuant to Section 6.2.2, above, is less than the Estimated Net Book Value paid by Buyer at Closing, then the Seller shall pay to the Buyer an amount in cash equal to such difference within ten (10) days following such determination, in either case, with interest from and including the Closing Date to, but excluding the date of payment, at the prime rate in effect on the Closing Date as reported by Citibank, N.A.

     6.3  Allocation of Purchase Price.  Buyer and Seller agree to allocate the
          ----------------------------
Purchase Price in accordance with the rules under Section 1060 of the the United States Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder. Such allocation shall be mutually agreed upon between the parties. The parties agree to act in accordance with the computations and allocations as determined pursuant to this Section in any relevant tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code (including without limitation, IRS Form 8594, Asset Acquisition Statement under Section 1060), the Treasury Regulations or any provision of local, state and foreign law ("1060 Forms"), to cooperate reasonably in the preparation of any 1060 Forms and to file such forms with the applicable taxing authority in the manner required by applicable law.

                                  ARTICLE VII
                                  -----------

     The Closing shall take place at the offices of Seller, Raleigh, North Carolina, at 10:00 a.m. local time on August 31, 1999 or such later date, but not later than September 3, 1999, as the parties shall mutually agree (the "Closing Date").

                                 ARTICLE VIII
                                 ------------

                 Representations and Warranties of the Seller
                 --------------------------------------------


     Except as set forth in any Schedule hereto, Seller represents and warrants to the Buyer as follows:

     8.1  Organization, Good Standing and Power.  The Seller is a corporation
          -------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, it is qualified to do business in the States in which the nature of its business requires it to be so qualified, except to the extent that the failure, if any, to qualify would not be likely to have a material adverse effect on the Purchased Assets. Seller is in good standing in the States in which it is qualified, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Seller is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject to the extent the same applies to the Purchased Assets.

     8.2  Authority.
          ---------

          8.2.1 The execution and delivery of this Agreement and the consummation of the transaction as herein contemplated have been duly and validly authorized by all necessary corporate action of the Seller and this Agreement constitutes the legal, valid and enforceable binding obligation of the Seller and is enforceable against the Seller in accordance with its terms.

          8.2.2 Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof will (i) violate or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Seller, (ii) violate any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to the Purchased Assets,
(iii) result in a material violation or breach of any of the terms of, or result in the acceleration of any obligation of the Seller under, or constitute an unpermitted assignment or a material default under, any indenture, mortgage, agreement or instrument by which any of the Purchased Assets are bound, or (iv) result in the creation or imposition of any lien, charge, claim or encumbrance of any nature upon any of the Purchased Assets, except as may be created by this Agreement.

          8.2.3 Except as set forth in Schedule 8.2.3, execution and delivery of this Agreement by Seller will not require any authorization, consent, approval of or filing with any governmental or regulatory authority or any third party.

     8.3  Tax Matters.  All federal, state, local and foreign tax returns and
          -----------
tax reports required to be filed by the Seller (either individually or on a consolidated basis) for periods or portions of periods ending on or prior to the Closing have been or will be filed by the Seller with the appropriate taxing authorities in all jurisdictions in which such returns and reports are required to be filed and all Taxes due and payable by the Seller for all periods or portions of periods ending on or prior to the Closing Date have been or will be timely paid. Except as set forth in Schedule 8.3, no deficiency in payment of any Taxes for any period has been asserted by any taxing body and remains unsettled at the date hereof, there are no pending or threatened actions for the assessment or collection of Taxes against Seller and there are no liens for Taxes on any of the Purchased Assets.

     8.4  Personal Property and Related Matters.
          -------------------------------------

     The Seller has good and marketable title to or valid or subsisting leasehold interests, as the case may be, in the Purchased Assets, free and clear of all liens, charges, security interests or encumbrances of any kind or character, except (i) liens, charges, security interests or encumbrances set forth in Schedule 8.4, (ii) liens for taxes not yet due and payable, (iii) imperfections of title or encumbrances which do not materially detract from the value, or materially interfere with the use, of such property, (iv) liens which would not be likely to have a material adverse effect on the business of the Division taken as a whole and (v) with respect to the transaction contemplated hereby, defects in title arising as a result of non-compliance with the applicable bulk transfers provisions of the Uniform Commercial Code of States in which such property is located.

     8.5  Operation and Condition of Personal Property/Exclusion of Warranties.
          --------------------------------------------------------------------
No part of the Division's business is operated by Seller through any person or entity other than Seller. The Purchased Assets comprise all assets used in the business of the Division as now being conducted. The personal property included in the Purchased Assets is (i) adequate for the purposes for which such property is currently being used, and (ii) Seller knows of no facts or circumstances which would be likely to have a material adverse effect upon the use or operation of such personal property as currently used or operated and the equipment which is included in the Purchased Assets is in good operating condition and repair and is suitable for the purposes for which it is being used, normal wear and tear excepted. Except as set forth herein, SELLER HAS NOT MADE, DOES NOT MAKE AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE

CONDITION, QUALITY, DURABILITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR USE, FITNESS FOR A PARTICULAR PURPOSE OR AS TO ANY OTHER MATTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PURCHASED ASSETS.

     8.6  Personal Property - Leased.  Schedule 1.2 contains a list and brief
          --------------------------
description of applicable leases or other agreements having an annual lease payment value in excess of $5,000, under which the Seller is lessee of any items of office equipment, office furniture or fixtures or other property owned by any third party to be transferred hereunder. Except as set forth in Schedule 1.2, all said leases are in full force and effect in accordance with their terms and to Seller's knowledge no lessor or other party under any of said leases is in default of its material obligations thereunder.

     8.7  Compliance with Regulations, Permits, Etc./Litigation.  Other than as
          -----------------------------------------------------
disclosed in Part I of Schedule 8.7, Seller is not in violation of any applicable federal, state, or local laws or regulations or any orders, rules, writs, judgments, injunctions, decrees or ordinances, applicable to the Purchased Assets, except for such violations which would not be likely to have a material adverse effect on the Purchased Assets taken as a whole. Except as set forth on Part II of Schedule 8.7, there are no claims, suits or litigation pending or to Seller's knowledge threatened against Seller before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller or any of its officers, directors, employees, or agents involving, affecting or relating to any of the Purchased Assets or the transactions contemplated by this Agreement. Except as set forth on Part II of Schedule 8.7, neither Seller nor any of the Purchased Assets is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority, domestic or foreign, or any arbitrator of any nature, that affects the Purchased Assets, or that would be reasonably likely to interfere with the transactions contemplated by this Agreement.

     8.8   Inventories. Inventories which form a part of the Purchased Assets,
           -----------
with immaterial exceptions allowed, are usable or saleable in the normal course of the Division's business. The Inventory consists of all items of inventory held by or in transit to Seller for use in the Division's business.

     8.9   Lease.  A true, correct and complete copy of the Lease described on
           -----
Schedule 8.9 has been delivered to the Buyer. The Lease covers certain premises in Westboro, Massachusetts (the "Leased Premises"), and is in full force and effect according to its terms. To Seller's knowledge the Lease is valid and binding upon Lessor and Seller is not in material default thereunder and, to the knowledge of Seller, there are no facts or circumstances which through the passage of time or the giving of notice, or both, would constitute a default by Seller under the Lease. Seller has not received notice of any default by Seller under the Lease.

     8.10  Brokers' or Finders' Fees, Etc.   Seller has not retained any agent,
           ------------------------------
broker or investment banker in connection with the transactions contemplated by this Agreement and no agent, broker, investment banker, person or firm acting on behalf of the Seller or any firm or corporation affiliated with the Seller is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from Buyer hereto in connection with any of the transactions contemplated hereby.

     8.11  Financial  Statements.  Attached as Schedule 8.11 are true and
           ---------------------
complete copies of the unaudited interim financial statements of the Division consisting of a balance sheet, as at March 31, 1999, and related statements of income and cash flows for the three months ended March 31, 1999 (the "Financial Statements"). Except as otherwise set forth in the Financial Statements or in the notes contained therein, or in Schedule 8.11, all of the Financial Statements (i) were prepared in accordance with the Accounting Principles and (ii) present fairly the Division's financial condition and results of operations as at the relevant dates thereof and for the periods covered hereby.

     8.12  Disclaimer of Other Representations and Warranties; Best Knowledge;
           -------------------------------------------------------------------
Disclosure.  (a)  Seller does not make, and has not  made, any representations
----------
or warranties relating to Seller, the Division, or the business of the Division, the Purchased Assets or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein which are made by Seller. Without limiting the generality of the foregoing, Seller has not made, and shall not be deemed to have made, any representations or warranties in any communication or document relating to the business of the Division or Seller, including without limitation in an information memorandum, if any ("Information Memorandum") whether prepared or transmitted by Seller, the Division or a representative of either Seller or the Division and supplied to Buyer prior to the date hereof or in any presentation regarding the business of the Division (collectively, the "Communications"), and no statement contained in any Communications shall be deemed a representation or warranty hereunder or otherwise. It is understood that any estimates, forecasts, projections or other predictions, any data, any financial information and any documents, memoranda or offering materials or presentations, including but not limited to the Communications, are not and shall not be deemed to be or include representations or warranties of Seller. No person has been authorized by Seller or the Division to make any representation or warranty relating to Seller, the Division, the business of the Division or otherwise, in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller or any affiliate or representative of Seller.

     (b) Whenever a representation or warranty made by Seller herein refers to the knowledge of Seller, such knowledge shall be deemed to consist only of facts or circumstances that are actually known by any of those individuals listed on
Schedule 8.12.  Seller has not undertaken, nor shall Seller have any duty to
-------------
undertake, any investigation concerning any matter as to which a representation or warranty is made as to Seller's knowledge.

     (c) Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

     8.13  Absence of Certain Changes or Events.  Except as set forth in
           ------------------------------------
Schedule 8.13, since March 31, 1999, there has not been (i) any material adverse change in the business, operations, properties or financial condition of the Division, and to Seller's knowledge no factor or condition exists and no event has occurred that would be likely to result in any such change, (ii) any material loss, damage, or other casualty to the Purchased Assets (other than any for which insurance awards have been received or are receivable, net of self-retention amounts) or (iii) any loss of the employment, services or benefits of any key employee of the Division. Since March 31, 1999, Seller has operated the Division's business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice, (ii) incurred or failed to discharge or satisfy any encumbrance other than encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the use, operation, enjoyment or marketability of any of the Purchased Assets, (iii) sold or transferred any of the assets of the Division or canceled any debts or claims or waived any rights material to the operations of the Division's business other than in the ordinary course of business consistent with past practice, (iv) defaulted on any material obligation, (v) entered into any transaction material to the Division's business, or materially amended or terminated any arrangement material to the Division's business or relating to the Division's business, except in the ordinary course of business consistent with past practice, or (vi) entered into any agreement or made any commitment to do any of the foregoing.

     8.14  Accounts Receivable.  All Division Accounts Receivable included in
           -------------------
the Purchased Assets have arisen in the ordinary course of business and represent bona fide receivables incurred by the applicable account debtor for goods ordered or held subject to delivery instructions or heretofore shipped or delivered pursuant to a purchase order or a contract of sale or for services heretofore performed or to be performed by the Division. Seller has previously provided Buyer a true, complete and correct list of Division Accounts Receivable, and an aging of all such Division Accounts

Receivable, in each case as at March 31, 1999, showing amounts due in 30-day aging categories.

     8.15  Business Property Rights.
           ------------------------

     8.15.1 Schedule 8.15.1 hereof sets forth (i) all computer software, patents, and registrations for trademarks, trade names, service marks and copyrights which are owned bv or licensed to the Seller and used in the Division's business, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, owned by Seller; and (ii) all licenses granted by or to Seller in respect of the business of the Division which are owned by Seller and used in the Division's business (collectively "Business Property Rights") and except as set forth in
Schedule 1.5, constitute all such proprietary rights owned or held by Seller and applicable to the Division's Business.

     8.15.2 Except as set forth in Schedule 8.15.2 hereof, no person or entity has made or, to the Seller's knowledge, threatened to make any claims that Seller is in violation of or infringes any other proprietary or trade rights of any third party. To the Seller's knowledge, no third party is in violation of or is infringing upon any Business Property Rights.

     8.16  Licenses and Permits.  To Seller's knowledge Schedule 8.16 hereof
           --------------------
sets forth a true, correct and complete list of all of the material licenses, permits, franchises, authorizations, registrations, approvals and certificates of occupancy (or their equivalent) issued or granted with respect to the Division's business by the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, or any department, agency, board division, subdivision, or procuring office, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Except as set forth on Schedule 8.16, and except for immaterial exceptions which would not be likely to have a material adverse effect on the business of the Division, each of the Licenses and Permits has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Seller's knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.

     8.17  Contracts.  Schedule 8.17 hereof sets forth a true and complete list
           ---------
of all material contracts having a value in excess of US$ 15,000, relating to the business of the Division as at the date hereof, including but not limited to: (i) leases and agreements concerning the Division's machinery, equipment or real estate; (ii) employment, consulting, collective bargaining or other similar arrangements relating to or for the benefit of current, future or former employees, agents, and independent contractors or consultants; (iii) agreements and instruments relating to the borrowing of money or obtaining of or extension of credit, (iv) brokerage or finder's agreements; (v) contracts involving a sharing of profits or expenses; (vi) unexecuted acquisition or divestiture agreements; (vii) service agreements, manufacturer's representative, or distributorship agreements; (viii) arrangements limiting or restraining Seller from engaging or competing in any lines of business or with any person or entity; (ix) documents granting a power of attorney and; (x) contracts with customers (including any open purchase orders and commitments). Schedule 8.17 lists for each customer
(a) the method of billing, (b) revenues in excess of billing, (c) open purchase orders and (d) percentage of completion.

     All of the Contracts are in full force and effect and are valid, binding and enforceable against the Seller in accordance with their respective terms. Seller and, to its knowledge, each other party to the Contracts has substantially performed all material obligations required to be performed by it to date under, and Seller is not in material default in performance thereunder and to Seller's knowledge no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Seller has delivered to Buyer or its representatives true and complete originals or copies of all the Contracts.

     8.18  Customers and Suppliers.  Seller has not received notice that, nor
           -----------------------
does Seller have any knowledge that, any customer of the Division has or plans to discontinue doing, or, except as set forth in Schedule 8.18, substantially reduce the amount of, business with Seller. No supplier or subcontractor to the Division has reduced its shipments except upon orders issued by Seller, or to Seller's knowledge threatened to discontinue supplying such items or services to the Division. Seller has not received notice that, nor does Seller have any knowledge that, any supplier or subcontractor to the Division has or plans to discontinue doing, or except as set forth in Schedule 8.18 substantially reduce the amount of, business with Seller.

     8.19  Labor and Employment Matters.  Except as set forth in Schedule 8.19
           ----------------------------
hereof in respect of the Division's business (i) Seller is not a party to any employment agreements with employees that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) Seller is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law), (iii) Seller is not a party to any collective bargaining agreement or other labor union contract and to Seller's knowledge there are no activities or proceedings of any labor union to organize any such employees, and
(iv) Seller is not a party to or subject to any conciliation agreements, consent decrees or settlements with respect the Division's business or its employees. Seller has furnished to Buyer complete and correct copies of all such agreements (the "Employment and Labor Agreements"). To Seller's knowledge the Employment and Labor Agreements are in full force and effect pursuant to their respective terms, and there are no grievances outstanding under any collective bargaining agreements, if any, which form a part of the Employment Agreements.

     Except as set forth in Schedule 8.19 hereof, in respect of the Division's business (i) Seller is in material compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, (ii) there is no unfair labor practice charge or complaint pending before the NLRB relating to Seller, or, to Seller's knowledge, threatened against Seller, (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to Seller's knowledge, threatened against or affecting Seller, and Seller has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of Seller for the last three (3) years, (iv) there is no representation, claim or petition pending before the NLRB or any similar foreign agency, (v) there are no charges with respect to or relating to Seller pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (vi) Seller has not received notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of it and to Seller's knowledge no such investigation is in progress.

     Seller has furnished Buyer with a complete and accurate copy of its current employee benefits handbook.

     8.20  No Other Agreements to Sell the Purchased Assets.  Seller has no
           ------------------------------------------------
commitment or legal obligation to any person, other than Buyer pursuant to the terms and conditions hereof, to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     8.21  Environmental Matters.  Except as set forth in Schedule 8.21, to
           ---------------------
Seller's knowledge, each of the representations set forth in Subsections (a) through (e) of this Section is true with respect to the Leased Premises, except to the extent that the failure of such representation to be true would not be likely to have a material adverse effect on the business of the Division taken as a whole:

     (a) The Leased Premises and the soil and groundwater thereunder do not contain any Hazardous Materials (as hereinafter defined), except in compliance with applicable Environmental Laws.

     (b) The Leased Premises and all operations at the Leased Premises are in compliance with all Environmental Laws.

     (c) Neither the Seller nor any affiliate of the Seller has received any governmental complaint, notice of violation, alleged violation or investigation or notice of potential responsibility arising under any applicable Environmental Laws with respect to the Leased Premises nor to Seller's knowledge has any governmental authority threatened to give, send or serve any such complaint or notice to or upon Seller or any affiliate of Seller.

     (d) Hazardous Materials have not been transferred from the Leased Premises except in compliance with all applicable Environmental Laws.

     (e) There are no governmental, administrative actions or judicial proceedings pending under any Environmental Laws to which the Seller is named as a party in respect of the Leased Premises, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, under any applicable Environmental Laws in respect of the Leased Premises.

     (f) To Seller's knowledge, there are no underground or above-ground storage tanks at the Leased Premises, except in compliance with applicable Environmental Laws.

     As used herein, the term "Environmental Laws" shall mean all applicable laws and regulations (federal, state, and local) relating to pollution or to the protection of public safety, public health, public welfare, industrial hygiene, or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) in effect on the date hereof, including without limitation (i) those laws and regulations in effect on the date hereof relating to the Release or threatened Release of Hazardous Materials and to the manufacture, generation, management, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and
(ii) judicial and administrative interpretations of such Environmental Laws.

     As used herein, the term "Hazardous Material" shall mean (i) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Law (including, without limitation, substances defined as "hazardous substances," "hazardous materials," or "hazardous waste," "pollutant or contaminant," "petroleum" or "natural gas liquids" in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations adopted pursuant to said statutes), and (ii) any asbestos, polychlorinated biphenyls, urea formaldehyde, petroleum, petroleum products, oil, solid waste, pollutants, and other contaminants regulated under any Environmental Law.

     As used herein, the term "Release" shall mean emitting, depositing, leaking, spilling, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

     As used herein the term "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended to date.


                                  ARTICLE IX
                                  ----------

                  Representations and Warranties of the Buyer
                  -------------------------------------------

     The Buyer represents and warrants to the Seller as follows:

     9.1  Organization, Standing and Power. The Buyer is a corporation duly
          --------------------------------
organized and validly existing and in good standing under the laws of the State of Texas, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     9.2  Authority. The execution and delivery of this Agreement and the
          ---------
consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and this Agreement is valid, binding upon and enforceable against the Buyer in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Buyer with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets. No consent or approval by any governmental authority is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

     9.3  Brokers' or Finders' Fees, Etc. No agent, broker, investment banker,
          -------------------------------
person or firm acting on behalf of the Buyer or firm or corporation affiliated with the Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller in connection with any of the transactions contemplated hereby.

     9.4  No Litigation. There is no lawsuit, claim, action, proceeding or
          -------------
investigation pending or, to the Buyer's knowledge, threatened against the Buyer, its properties or businesses, which could reasonably be expected to have a material adverse effect on the properties or business of the Buyer or restrict the ability of the Buyer to consummate the transactions contemplated hereby and otherwise perform hereunder.

     9.5  Accuracy on Closing Date. Each representation and warranty set
          ------------------------
forth in Article IX and all information contained in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement will be true and correct in all material respects as of the time of the Closing as though then made, except (a) as affected by the transactions expressly contemplated by this Agreement and (b) to the extent that such representation and warranty relates solely to an earlier date.

                                   ARTICLE X
                                   ---------
                       Certain Covenants and Agreements
                       --------------------------------

     10.1  Employees. Simultaneously with the Closing Buyer shall employ all
           ---------
individuals currently employed by Seller immediately prior to Closing, on substantially similar compensation and reasonably similar benefits as provided to such employees prior to Closing and agrees to provide such individuals with health and medical benefit coverage effective upon the Closing Date, giving credit for deductibles and out-of-pocket expenses met in the calendar year in which the Closing occurs and waiving pre-existing conditions exclusions and waiting period. Seller has provided Buyer a list which (i) identifies each person who is employed by the Seller, (ii) sets forth the base, incentive and other monetary compensation of each such person and (iii) describes any existing employment contract. Seller and Buyer agree that the provisions of this Agreement shall not give rise to any third party beneficiary rights in respect of any employees of the Division or their respective dependents. Buyer agrees to give employees of the Division credit for service with the Seller for vesting purposes only under Buyer's benefit plans.

     10.2  Warranty Work. Buyer agrees to perform all warranty work in
           -------------
           respect of IPB products sold by the Division prior to the Closing Date pursuant to a warranty service agreement in form and substance reasonably acceptable to the parties and their respective counsel (the "IPB Warranty Service Agreement").

     10.3  Seller and Seller Affiliate Obligations.
           ---------------------------------------

     (a) Prior to, but effective as of, the Closing, Buyer shall assume, and Buyer shall use its best efforts to obtain the unconditional release and discharge of Seller and any legal entity controlling, controlled by or under common control with Seller (each an

"Affiliate") in respect of all obligations of Seller or any Affiliate under the bond described on Schedule 10.3, attached arising out of or relating to the business of the Division, so that Seller and its Affiliates are relieved of all liability with respect to such obligations. To the extent that Seller and its Affiliates are not so relieved of such obligations, Buyer shall defend, indemnify and hold harmless Seller and such Affiliates against and in respect of such obligations, and liabilities arising in respect thereof, as provided in
Article 13.

     (b) Notwithstanding anything in Article 13 to the contrary, if at any time after the Closing demand shall be made of Seller or any Affiliate for payment or performance of any obligation referred to in paragraph (a) above, Seller shall notify Buyer of such demand and Buyer shall pay or perform on behalf of Seller or such Affiliate in accordance with the requirements of such obligation as specified in such notice. Failing such payment or performance by Buyer, unless Buyer (i) is contesting such liability diligently by appropriate proceedings instituted in good faith, (ii) has agreed to Seller's satisfaction to indemnify Seller and its Affiliates on a current basis for any increased costs, including but not limited to defense costs and any increased liability, and (iii) is so indemnifying Seller and its Affiliates on a current basis, Seller or the relevant Affiliates of Seller may make such payment or provide such performance and, in such event, Buyer shall promptly, upon Seller's written demand, reimburse Seller or such Affiliate for the full amount of such payment or pay Seller's or such Affiliate's cost of such performance, as applicable, plus interest to the date of reimburse by Buyer at the publicly announced base interest rate of Citibank N.A. in effect from time to time during such period and shall indemnify and hold harmless Seller and such Affiliate from all liabilities, costs and expenses, including reasonable attorneys' fees, incurred by Seller or such Affiliate in connection with such payment or performance, as applicable.

     10.4 Non-Solicitation. If this Agreement is terminated, Buyer shall not,
          ----------------
for a period of three (3) years thereafter, directly or indirectly solicit, encourage, entice or induce any person who is an employee of Seller as at the date hereof, to terminate his or her employment with Seller and employ such person. In addition to all other remedies available to Seller at law, Seller shall be entitled to equitable relief, including without limitation, injunction, in the event of a breach of the provisions of this Section 10.4.

     10.5  Announcement. Neither Seller nor Buyer shall make any announcement
           ------------
or issue any press release or public statement with respect to this Agreement, its terms or the transactions contemplated hereby, without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable law or stock exchange regulations.

     10.6  Best Efforts. Buyer and Seller shall each use its best efforts to
           ------------
fulfill or obtain the fulfillment of their respective conditions of the Closing, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered.

     10.7  Restrictive Covenants.
           ---------------------

           10.7.1 Non-Raid. Except as provided on Schedule 10.7.1, Seller covenants and agrees that it shall not, for a period of three years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, recruit or otherwise directly solicit or induce any person who is an employee of the Division within 3 months prior to the Closing Date, or who is an employee of Buyer, to terminate their employment with, or otherwise cease or reduce their relationship with, the Division or Buyer, as the case may be, provided that Buyer understands and agrees that Seller or its affiliates have had discussions with certain individuals not including employees identified in Section 11.7, hereof, regarding employment opportunities with Seller or such affiliate and that Sean Noel and any other employee as to whom Buyer consents may elect to accept employment opportunities with Seller or such Seller affiliate without violating this
Section 10.7.1; and further provided that the parties understand and agree that the employee of the Division indentified on Schedule 10.7.1 (the "Retained Employee") will continue in the employment of the Seller or a Seller affiliate on and after the Closing.

     10.7.2 Noncompetition. Seller covenants and agrees that it shall not, for a period of three years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit Seller's name to be used by or engage in or carry on, directly or indirectly, either for itself or as a member of a partnership or other entity or as a stockholder, member, investor, agent, associate or consultant of any person, partnership, corporation, limited liability company or other entity (other than Buyer or a subsidiary or affiliate of Buyer), the manufacturing and selling of single phase metal enclosed SF6 gas bus for any circuit in excess of 25 meters in length but only for as long as such business is carried on by (i) Buyer and/or any of its subsidiaries or (ii) any person, corporation, limited liability company, partnership or other entity deriving title from Buyer and/or any of its subsidiaries to all or substantially all of the assets and good will of the Division's business acquired hereunder (by merger, sale of assets or otherwise), except that the provisions of this Section 10.7.2 shall not apply in the event of a breach by Seller of, or any action by a subsequent transferee which if taken by the Buyer would constitute a breach of, the provisions of
Section 10.8, hereof:

     Notwithstanding the foregoing, the prohibitions set forth in this Section shall not be deemed to prevent Seller from (i) using ABB manufactured bus within a contract for the supply of a gas insulated substation (ii) engaging in any business heretofor engaged in by it (other than the manufacturing and selling of single phase metal enclosed SF6 gas bus for any circuit which is in excess of 25 meters in length), (iii) acquiring any company or the stock or assets thereof which is engaged in the manufacturing and selling of single phase metal enclosed SF6 gas bus for any circuit in excess of 25 meters in length but only if such activities do not constitute the primary business of the company to be so acquired or (iv) purchasing or holding any passive equity interest of five percent (5%) or less in any such entity.

     10.7.3 Injunctive Relief. Seller acknowledges that a breach of Sections
            -----------------
10.7.1 and 10.7.2 hereof would cause irreparable damage to Buyer, and in the event of its actual or threatened breach of the provisions of Section 10.7.1 or
10.7.2 hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller from breaching such covenants. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller. Seller acknowledges that the restrictions set forth in Sections 10.7.1, and
10.7.2 hereof are reasonable in scope and duration, given the nature of the business of Buyer.

     10.7.4 Reformation. If, in any judicial proceeding, the court shall refuse
            -----------
to enforce any of the separate covenants contained in Sections 10.7.1 or 10
 .7.2, hereof, because (i) the time limit is too long or (ii) it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the Buyer under the provisions of Sections 10.7.1 or 10.7.2, hereof, the parties agree that such time limitation in the case of (i), above, or geographic area, scope of business or other aspect in the case of (ii), above, shall be deemed reduced to the extent necessary to permit enforcement by the court of such covenants.

     10.8  No Subsequent Sale. Buyer agrees that for a period of two (2) years
           ------------------
following Closing, it will not re-sell the Purchased Assets or the Division or agree to sell any equity interest in the legal entity owning the Purchased Assets or operating the Division to any of the entities identified in Schedule 10.8, attached ("restricted party"), or to any entity in which any such restricted party owns, directly or indirectly, a controlling interest. Nothing contained herein shall be construed as restricting Buyer's ability to merge or consolidate with, or sell all or substantially all of its assets to, any person or entity, and any such merger, consolidation or sale shall not constitute a breach of this Section 10.8.

     10.9  Marketing and Sales Assistance. For a period of one year following
           ------------------------------
Closing, Seller agrees to assist Buyer at no cost to Buyer with respect to Buyer's efforts to establish its marketing and sales organization by introducing Buyer's representatives to Seller's representatives and agents in respect of the business of the Division in the markets identified in Schedule 10.9, Part I, attached. In addition, Seller agrees to provide to Buyer the services from time to time of its direct sales force on a transition basis for a period of one year at a cost to Buyer equal to the standard incentive for such direct sales force as set forth in Schedule 10.9, Part II, attached, provided that Buyer hereby agrees to indemnify Seller and hold it harmless in respect of all loss, cost, expense, claims, suits and liability arising from or in connection with the sale of each of Buyer's products or services by such direct sales force.

     10.10 ABB Projects. Commencing on the date of Closing hereunder for a
           ------------
period of two (2) years following the date of Closing hereunder, Seller and Seller

Affiliates shall issue requests for proposal to Buyer for ABB projects which require the supply of single circuit, single phase metal enclosed SF6 bus in excess of 25 meters in length.

     10.11 Right of First Refusal. For two (2) years following the Closing
           ----------------------
Date Seller shall have a right of first refusal in respect of any bona fide
                                                                  ---- ----
third party offer received by Buyer to sell the Purchased Assets or any part thereof. Buyer shall provide Seller true and correct copies of all offers received by Buyer for the Purchased Assets and written notice of Buyer's intent to accept such offer. Seller shall have fifteen (15) business days following its receipt thereof to give Buyer notice of its exercise of its right of first refusal to purchase the Purchased Assets or such part as may be the subject of the third party offer, upon the terms and subject to the conditions set forth in the third party offer.

     10.12 Conduct of the Business.
           ------------------------

           10.12.1  Affirmative Covenants.  On and after the date hereof and
                    ---------------------
until the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Article XV hereof (the "Termination Date"), Seller shall:

                    (i) conduct the operations of the Division's business according to its ordinary and usual course of business consistent with past practice; and

                    (ii) use reasonable commercial efforts to preserve intact the Division's business' organization and goodwill, to keep available the services of its employees, and to maintain satisfactory relationships with suppliers, distributors, licensors, licensees, customers, employees and others having business relationships with Seller.

           10.12.2 Negative Covenants. Without limiting the generality of the
                   ------------------
foregoing, except in the normal course of business or otherwise consistent with past practices and except for actions to be taken in connection with any of the transactions contemplated hereby, without Buyer's prior written consent, Seller shall not on or after the date hereof and until the earlier of the Closing Date or the Termination Date:

                    (i) make any material change in the conduct of the Division's business or enter into any transaction other than in the ordinary course of business consistent with past practice;

                    (ii) make any sale, transfer, or other conveyance of the Purchased Assets or any part thereof, except in the normal course of business and dispositions of inventory or worn-out or obsolete equipment and machinery for fair or reasonable value in the ordinary course of business consistent with past practice;

                    (iii) subject any of the Purchased Assets to any encumbrance;

                    (iv) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

                    (v) settle, release or forgive any claim or waive any right thereto;

                    (vi) make, enter into, modify, amend in any material respect or terminate any of the Contracts, bids or expenditures involving an expenditure of more than $100,000;

                    (vii) change the Seller's method of accounting with respect to the Division's business;

                    (viii) commit to do any of the foregoing.

     10.13 Access to Books and Records. Seller shall afford to Buyer, and to
           ---------------------------
the accountants, counsel, agents and representatives (collectively, "Representatives" ) of Buyer, upon reasonable notice, reasonable access during normal business hours, throughout the period from the date hereof through the earlier of the Closing Date or the Termination Date to the properties, contracts, books and records of the Division. Buyer shall, and shall cause its Representatives to conduct its review of books and records of the Division in such a manner as not to interfere with the business of the Division.

     10.14 Acquisition Proposals.  Until the earlier of the Closing Date or the
           ----------------------
Termination Date, Seller shall not, directly or indirectly, through any officer, director, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise, except in the ordinary course of business (i) solicit, initiate or encourage submission of inquiries, proposals or offers from any person, corporation, partnership or other entity or group other than Buyer (a "Third Party"), relating to any acquisition or purchase of all or a portion of the Purchased Assets or any equity interest in Seller; or (ii) participate in any discussions or negotiations regarding, or except in the ordinary course of business furnish to any Third Party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Seller agrees to give Buyer reasonable notice of any unsolicited offers to buy the Purchased Assets received by Seller in writing.

     10.15 Further Assurances.  Each party hereto will at any time, and
           ------------------
from time to time after the Closing Date, upon the reasonable request of the other party hereto, execute, acknowledge and deliver, at such other party's cost and expense, all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out or effectuate the terms of this Agreement, and to transfer and vest title to any Purchased Asset being transferred hereunder in the Buyer.

     10.16 [INTENTIONALLY DELETED]
     -----------------------------

     10.17 Accounts Receivable.  Seller has provided Buyer a list of Division
           -------------------
Accounts Receivable and accounts in respect of revenue in excess of billing as at July 31, 1999 and shall provide to Buyer promptly following Closing a list of Division Accounts Receivable and accounts in respect of revenue in excess of billing as at the Closing Date (collectively, the "Accounts Receivable List"), identifying in reasonable detail the account obligors and the amount of each receivable or account in respect of revenue in exess of billing. If Seller receives a payment after the Closing Date of any item on the Accounts Receivable List, Seller shall promptly deliver such payment or the instrument of payment with proper endorsements to Buyer. On and following the Closing Date, Buyer and Seller shall cooperate reasonably in notifying account obligors of the transfer to Buyer of the items on the Accounts Receivable List , and instructing such obligors that payments in respect thereof should be made to Buyer. Buyer shall make reasonable commercial efforts (which shall not include the obligation to initiate collection actions) to collect the items on the Accounts Receivable List . All amounts received by Buyer from an account obligor shall be applied first to the reduction of the oldest applicable account receivable shown on the Accounts Receivable List (unless customer shall specifically identify a payment to another receivable). Seller agrees that if payment for each of the shown on the Accounts Receivable List is not received by Buyer on or before a date 180 days following the date on which each such receivable is due, Seller shall upon Buyer's written request (which request shall specify in reasonable detail the item on the Accounts Receivable List which has not been paid) repurchase such unpaid item on the Accounts Receivable List within 7 business days following receipt of Buyer's request. If Seller shall not repurchase the item on the Accounts Receivable List in respect of which Buyer shall have given notice to Seller within such 7 business days, the amount due in respect of such repurchase shall bear interest at 10% per annum. Simultaneously with any payment by Seller under this Section 10.17, Buyer shall sell, transfer and convey to Seller the item on the Accounts Receivable List and shall execute and deliver an instrument reasonably satisfactory to

Seller evidencing such assignment. Upon repurchase of any item on the Accounts Receivable List hereunder Seller may in its discretion take any action it deems necessary or appropriate to collect such item on the Accounts Receivable List. Provided that Seller shall have no obligation hereunder to repurchase any item on the Accounts Receivable List (i) in respect of which Buyer shall have made compromises or settlements with account obligors and (ii) until the aggregate of the reserve for bad debt provided for in the Closing Balance Sheet shall have been fully applied.

     10.18 Warranty Matters. Seller has delivered to Buyer a list of the
           ----------------
warranty obligations of the Division as at July 31, 1999, and promptly following Closing hereunder Seller shall deliver to Buyer a list of warranty obligations of the Division to be reflected as a warranty reserve or accrual (the "Warranty Reserve") in the Closing Balance Sheet, identifying in reasonable detail in each case and as to each customer the warranty obligation and the duration thereof (the "Warranty Obligation List"). To the extent that within 3 years from the date hereof, or with respect to SCE Serrano station projects within the period ending on the expiration of the applicable warranty as reflected on the Warranty Obligation List, an amount equal to the aggregate of the Warranty Reserve is expended by Buyer to meet the warranty obligations identified in the Warranty Obligations List, Seller shall indemnify Buyer as provided in Section 13.2.4, hereof, provided that warranty expense allocable to the Warranty Reserve shall not include payments made to customers to settle non-warranty claims, sales policy adjustments and similar claims. In the event that Buyer gives Seller notice of a claim under this Section 10.18, Buyer shall provide in reasonable detail a list of the payments made in respect of the Warranty Reserve, identifying the customers, the warranty work performed, the locations at which the work was performed, the costs and expenses incurred by Buyer in performance of such work and such other information as Seller shall reasonably request.

     10.19 Consents. Seller shall use reasonable commercial efforts to obtain
           --------
prior to closing the consents of the contracting parties listed in Schedule
10.19 to the assignment of the Contracts selected by Buyer and listed in
Schedule 10.19. In the absence of a consent necessary to the assignment of a Contract, Buyer shall act as a subcontractor for the performance of such Contracts and shall be responsible for all of the costs, liabilities and obligations arising under or in respect of such Contracts.

     10.20 Post-Closing Guarantee. In the event  that "Orders for Year 2000
           ----------------------
Revenue" (as hereafter defined) do not equal or exceed twelve million three hundred seventy thousand U.S. Dollars ($12,370,000), Seller agrees to pay Buyer an amount in U.S. Dollars equal to the positive result, if any, obtained pursuant to the following formula: $1,360,000 minus ("Orders for Year 2000 Revenue" multiplied by 0.11). For purposes of the Section 10.20, "Orders for Year 2000 Revenue" means an amount in U.S. Dollars equal to the revenue which would be generated in the "Calendar Year 2000" (as hereafter defined) in respect of the business of the Division based on customer orders (i) existing as at the Closing Date, or (ii) received thereafter by Buyer, in each case determined pursuant to Seller's revenue recognition principles, including its book and bill and percentage of completion revenue recognition principles. For this purpose "revenue" shall include all contract payments, cancellation and similar fees and damage payments. For the sake of further clarity, Buyer and Seller agree that the U.S. Dollar value of "Orders for Year 2000 Revenue" shall be determined as at the date of receipt of each order without reference to Buyer's or its suppliers' subsequent acts or omissions, Buyer's failure to perform under any such order or Buyer's actual revenue recognition, and no payment obligation shall arise., Buyer shall be free to determine its actual revenue recognition for the year 2000 for purposes other than for the purpose of determining Seller's obligation under this Section 10.20, pursuant to such accounting principles as Buyer may elect. Buyer and Seller agree that the Division's order backlog as at the date of this Agreement will generate "Orders for Year 2000 Revenue" equal to $1,500,000 (Seller's calculation in respect of which has been provided to Buyer).

     Seller will not be obligated to make any payment under this Section 10.20, to the extent that the result equals US$1,000 or less.

For purposes of this Section 10.20 "Calendar Year 2000" means January 1, 2000 to and including December 31, 2000; provided, however, with respect to any orders received prior to December 31, 2000 for which delivery obligations have been extended, revenues generated by February 28, 2001 shall be included in the computation of revenues for the calendar year 2000.

     Buyer agrees to provide to Seller a copy of each customer order within 15 days following its receipt of each such order. Within 15 days following its receipt of each such order Seller will give Buyer notice of Seller's calculation in respect of each such order of the "Orders for Year 2000 Revenue", in reasonable detail. In addition Seller shall give Buyer notice of the aggregate amount of "Orders for Year 2000 Revenue" on March 15, 2001, and Seller's calculation in reasonable detail of the amount due, if any, under this Section.

     Buyer shall provide Seller with such information as Seller shall reasonably request in connection with this Section 10.20 and shall permit Seller and its representatives to audit the books and records of Buyer to verify the purchase orders received, the calculation of "Orders for Year 2000 Revenue" and the amount due hereunder, if any. Unless the Buyer shall notify Seller of any objection to Seller's determination of the amount due and indicate Buyer's calculation of the amount due, if any, in reasonable detail within ten (10) days following its receipt of Seller's notification of the amount due, Buyer shall be deemed to have accepted Seller's determination of the amount due under this Section 10.20. If the parties can not resolve any dispute regarding the calculation of "Orders for Year 2000 Revenue" or the amount due under this Section, either party may submit such dispute to arbitration before the Accounting Arbitrator. The principles and procedures applicable to arbitration of disputes under Section 6.2.2 hereof shall be applicable to the arbitration of any dispute submitted under this Section.

     10.21 Contract License If Buyer discontinues production of contacts under U.S. Patent 4,501,466 Buyer shall grant Seller a license commencing at the time of such discontinuation, to produce, manufacture, use and sell and to have produced or manufactured such contacts under such patent at a reasonable market royalty rate to be agreed by the parties.

                                  ARTICLE XI
                                  ----------

                    Conditions of Obligations of the Buyer
                    --------------------------------------

     The obligations of Buyer to perform this Agreement are subject to the following conditions unless waived by Buyer.

     11.1  Representations and Warranties.  The representations and warranties
           ------------------------------
of the Seller set forth in Article VIII hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Buyer shall have received a certificate signed by an officer of the Seller to that effect at the Closing.

     11.2  Bill of Sale, Etc.  The Buyer shall have received from the Seller a
           -----------------
duly executed bill or bills of sale (the "Bill of Sale"), assignments, and instruments in form and substance mutually agreeable to the parties and their respective counsel, to effect the transfers, conveyances and assignments to the Buyer referred to in Article I, free and clear of all, liens, charges, security interests or encumbrances of any kind or character, other than under liens for taxes not yet due and payable and as otherwise provided in Article VIII hereof.

     11.3  Corporate Action.  The Buyer shall have received certified copies of
           ----------------
resolutions duly adopted by the Board of Directors of the Seller, approving the transaction contemplated hereby and authorizing the execution, delivery and performance by Seller of this Agreement and the instruments contemplated thereby and certificates as to the incumbency and authority of officers of Seller executing any instrument or other document delivered in connection with such transaction.

     11.4  Opinion of Counsel for the Seller.  The Buyer shall have received an
           ---------------------------------
opinion of counsel for the Seller, dated the date of the Closing and addressed to the Buyer in form reasonably acceptable to Buyer and its counsel.

     11.5  Approval of Legal Matters.  The form of all instruments,
           -------------------------
certificates, deeds, agreements and documents to be executed and/or delivered by the Seller to the Buyer pursuant to this Agreement and all legal matters in respect to the transactions as herein contemplated shall have been approved by Kelly, Hart & Hallman, P.C., counsel to the Buyer, the giving of which approval shall not be unreasonably withheld or delayed.

     11.6  No Litigation.  No action, suit or other proceeding shall be pending
           -------------
before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

     11.7  Employment Contracts.  Buyer shall have entered into employment
           --------------------
contracts with each of Mel Hopkins, Bill Estes and Gary Bowman on terms and conditions mutually acceptable to the parties, to be effective on the Closing Date.

     11.8  Contact Purchase Agreement.  Seller shall extend the current purchase
           --------------------------
order for the supply of contacts between the CGIT division of Seller and the power circuit breaker division of Seller (the "Contact Purchase Agreement") on terms and conditions mutually agreeable to Buyer and Seller.


                                  ARTICLE XII
                                  -----------

                    Conditions of Obligations of the Seller
                    ---------------------------------------

     The obligations of the Seller to perform this Agreement are subject to the satisfaction of the following conditions unless waived by the Seller:

     12.1  Representations and Warranties. The representations and warranties of
           ------------------------------
the Buyer set forth in Article IX hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, and Seller shall have received a certificate signed by an officer of the Buyer to that effect at Closing.

     12.2  Assumption Agreement to the Seller.  The Seller shall have received a
           ----------------------------------
duly executed instrument of assumption reasonably acceptable to Seller and its counsel containing terms and conditions reasonably acceptable to Seller and its counsel, whereby the Buyer shall assume the Assumed Obligations specified in
Article IV (the "Assumption Agreement").

     12.3  Various Agreements.  Seller shall have received an agreement pursuant
           ------------------
to which Buyer shall perform warranty work on behalf of Seller in respect of the IPB Business in the form and substance reasonably acceptable to Buyer and its counsel (the "IPB Warranty Service Agreement") and the Contact Purchase Agreement, executed in each case by Buyer.

     12.4  Corporate Action.  Seller shall have received certified copies of
           ----------------
resolutions duly adopted by the Board of Directors of the Buyer, approving the transaction contemplated hereby and authorizing the execution, delivery and performance by Buyer of this Agreement, the Assumption Agreement and the other agreements contemplated hereby and certificates as to the incumbency and authority of officers of Buyer executing this Agreement, the Assumption Agreement, and any instrument, agreement or other document executed or delivered by Buyer in connection with the transaction contemplated hereby.

     12.5  Opinion of Counsel. The Seller shall have received an opinion of
           ------------------
counsel for the Buyer, dated the date of the Closing and addressed to the Seller, reasonably acceptable to Seller and its counsel.

     12.6  Approval of Legal Matters. The form of certificates, instruments,
           -------------------------
agreements and documents to be executed and/or delivered by the Buyer to the Seller pursuant to this Agreement and all legal matters in respect to the transactions as herein contemplated shall have been approved by E. Barry Lyon, Esq., counsel to the Seller, the giving of which approval shall not be unreasonably withheld or delayed.

     12.7  No Litigation. No action, suit or other proceeding shall be pending
           -------------
before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

     12.8  Board of Director Approval.  The Board of Directors of Seller shall
           --------------------------
have approved this Agreement and the transaction contemplated hereby.

     12.9  Agreements.  Buyer shall have performed and complied with all its
           ----------
undertakings and agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.


                                 ARTICLE XIII
                                 ------------

                  Survival of Representations and Warranties;

                             Indemnification, Etc.
                             --------------------

     13.1  Survival. Except as otherwise provided in Section 13.4.3, hereof, all
           --------
representations and warranties made by either party to this Agreement shall survive the Closing to and shall terminate on May 31, 2001 (the "Survival Date").

     13.2  Seller's Agreement to Indemnify. Subject to the terms and conditions
           -------------------------------
hereof, the Seller hereby agrees to indemnify and save the Buyer harmless against, and in respect of:

           13.2.1 Any and all liabilities incurred by the Buyer as a result of the breach of any covenant (except pursuant to Section 10.18 hereof), representation or warranty of the Seller contained in this Agreement.

           13.2.2 Noncompliance with any applicable bulk sales or similar law in respect of the Purchased Assets.

          13.2.3 Claims for personal injury and property damage asserted against Buyer to the extent arising from the conduct of the Division's business prior to the Closing Date.

          13.2.4  Claims made  by Buyer under Section 10.18 hereof.

          13.2.5  Claims in respect of the Excluded Liabilities.

          13.2.6 All claims, actions, damages, losses or obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Buyer in connection with any action, suit, proceeding, demand, claim, assessment or judgment incident to the matters indemnified against in this Subpart 13.2.

     13.3 Buyer's Agreement to Indemnify.  Subject to the terms and conditions,
          ------------------------------
hereof, Buyer hereby agrees to indemnify and save the Seller harmless against, and in respect of:

          13.3.1 The assertion against Seller of any claim, liability or obligation whether contractual or otherwise assumed by Buyer pursuant to this Agreement or any of the agreements and instruments contemplated hereby including without limitation the Assumed Liabilities.

          13.3.2 Any and all claims asserted against Seller arising from or in connection with the conduct of Buyer's business and the sale, lease, use or omission to use any of the Purchased Assets on and after the Closing Date.

          13.3.3 Any and all liabilities incurred by the Seller as a result of the breach of any representation, warranty or covenant of the Buyer contained in this Agreement.

          13.3.4 All claims, actions, damages, losses, liabilities or obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Seller in connection with any action, suit, proceeding, demand, claim, assessment or judgment incident to any of the matters indemnified against in this Subpart 13.3.

     13.4 Limitations on Indemnification.
          ------------------------------

          13.4.1 Except with respect to claims under Section 13.2.1 or 13.2.5 for breach of the covenants set forth in Sections 10.17 and 14.1 (c), which shall not be limited, Seller shall not be required to indemnify Buyer under Subpart 13.2, hereof unless the aggregate of all amounts due thereunder exceeds $100,000, in which event Seller shall be responsible only for such indemnifiable amounts in excess of $100,000, provided Seller shall have no liability for any amount which exceeds, and its liability hereunder shall be limited to, a maximum of five (5) million US Dollars.

          13.4.2  Any indemnifiable liability or reimbursement under this
Article XIII shall be limited to the actual damages sustained by the indemnified party net of any applicable insurance coverage payments received, other reimbursement or tax benefit to the indemnified party. Any indemnity payment made under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

          13.4.3 No claim, demand, suit, or cause of action ( hereafter collectively "claims") shall lie against the Seller under this Agreement (a) as to claims for breach of representations and warranty (i) under Section 8.3, on and after the applicable statute of limitations and (ii) otherwise on and after the Survival Date, except that claims under Sections 8.2.1 and 8.4 shall survive indefinitely and (b) as to claims under Section 13.2.4, on and after the third anniversary of the Closing Date or with respect to SCE Serrano Station projects, on and after the expiration of the applicable warranty period as reflected on the Warranty Obligation List and (c) all other claims on and after the Survival Date, unless prior to such date the Buyer shall give the Seller written notice of the existence of any such claim which notice shall set forth in reasonable detail the facts which form the basis of such claim.

     13.5 Notice of Claim.  The obligations and liabilities of the parties
          ---------------
hereunder with respect to claims under Article XIII shall be subject to the following terms and conditions:

          13.5.1 Each party agrees to give the other prompt written notice of any claim by it for indemnity under this Article XIII, or in respect to any matter arising out of this Agreement or the transactions contemplated hereby, stating the nature and basis of said claim, and the amount thereof, to the extent known. If a claim for indemnity hereunder is based upon the initiation of any action, suit or legal proceeding, the notice shall include a copy of any pleadings served upon the party giving such notice.

     13.6 Conduct of Defense.  Subject to rights of or duties to any insurer or
          ------------------
other third Person having liability therefor, the indemnifying party shall have the right after acknowledging to the indemnified party its obligation to provide indemnity hereunder to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel and at any time thereafter to exercise on behalf of the indemnified party any rights which may mitigate any of the foregoing. The indemnified party will, at its own expense, make available to the indemnifying party such of its employees whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment, provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the indemnified party.


                                  ARTICLE XIV
                                  -----------

                   Costs of Transaction/Transfer Taxes, Etc.
                   -----------------------------------------

               Transfer Taxes, Etc.   (a)  The Seller agrees that all fees and
               ---------------------
expenses incurred by it in connection with this Agreement and the transaction as contemplated herein shall be borne by it and the Buyer agrees that all fees and expenses incurred by it in connection with this Agreement and the transaction as contemplated herein shall be borne by it,

     (b) The parties agree that inasmuch as the Purchased Assets include substantially all of the operating assets of the Seller's CGIT Division, the sale and purchase of the Purchased Assets may be exempt from sales and use taxes in the jurisdictions in which the Purchased Assets are located pursuant to the bulk sale or occasional sale provisions in the applicable statutes in such jurisdictions. Except as set forth in Section 18.5, all Parties hereto shall treat the transfer of the Purchased Assets provided for herein as a bulk or occasional sale for all purposes; provided, however, that to the extent it shall be determined after the date of this Agreement that the sale by the Seller and the purchase by Buyer of all or any portion of the Purchased Assets is subject to a sale, use or other transfer tax, then, notwithstanding any other provision of this Agreement, such tax shall be paid one-half by Seller and one-half by Buyer.

     (c) Buyer shall pay all registration, filing or recording fees imposed on or incident to the recording or perfection of Buyer's interest in any of the Purchased Assets.

     (d) The parties shall prorate real and personal property taxes and similar terms based on the number of days in the proration period before and after the Closing Date.

     (e) The Parties shall reasonably cooperate with each other in the preparation, execution and filing of any Tax Returns that may be required in connection with such transfer taxes.

                                  ARTICLE XV
                                  ----------

                                  Termination
                                  -----------



     15.1 Termination.  Anything herein or elsewhere to the contrary
          -----------
notwithstanding, this Agreement may be terminated at any time after the date hereof but not later than the Closing:

          15.1.1  by the mutual consent of Seller and Buyer; or

          15.1.2 by Buyer at any time after September 3,, 1999 if, by that date, the conditions set forth in Article XI hereof shall not have been fulfilled or waived; or

          15.1.3 by Seller at any time after September 3, 1999 if, by that date, the conditions set forth in Article XII hereof shall not have been fulfilled or waived.

     15.2 Procedure Upon and Effect of Termination.  In the event of any
          ----------------------------------------
termination pursuant to Section 15.1 hereof, written notice thereof shall forthwith be given by one party to the other and the transactions contemplated hereby shall thereupon be terminated and abandoned, without further action by Buyer or Seller and there shall be no liability on the part of Buyer or Seller or any of their respective partners, officers, directors or shareholders, except for the material breach of any covenant contained herein that is within the control of the party in breach.

     15.3 Confidentiality. In the event of any termination pursuant to Section
          ---------------
15.1 hereof, Buyer agrees not to use and it shall return, or at the request of Seller, destroy all of Seller's financial, employee and technical information received by Buyer or its representatives in connection with the transaction contemplated hereby.

                                  ARTICLE XVI
                                  -----------

                               Required Filings
                               ----------------

     Filings and Consents.  Each of Seller and Buyer, as promptly as practicable
     --------------------
following the date hereof (i) will make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to it, or to its subsidiaries and affiliates, as may be required for it to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, including, without limitation, all notifications and information required to be filed or supplied pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, if any, in connection with the sale and transfer of the Purchased Assets pursuant to this Agreement; (ii) will use reasonable commercial efforts to obtain authorizations, approvals, consents and waivers from all persons and governmental authorities necessary or advisable to be obtained by it, or its subsidiaries or affiliates, in order to consummate such transfer; and
(iii) will use reasonable commercial efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Seller and Buyer will coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

                                 ARTICLE XVII
                                 ------------


                       Use of the Designations and Logos
                       ---------------------------------


     Buyer has not been granted any license to use and shall not use the names or designations "ABB", "Asea Brown Boveri" or " ABB Power T&D". To the extent that the designations "ABB" or "Asea Brown Boveri", "ABB Power T&D" or similar logos or trademarks appear on any signs or displays in, on or about any buildings or premises, motor vehicles, trailers, rolling stock or equipment, catalogs, brochures, artwork, advertising material or packaging material, the Buyer will completely remove or obliterate said designations, and logos therefrom and will cover such designations and logos on business forms, stationery or similar material as soon as practicable but in no event later than one hundred twenty (120) days following the Closing Date. Nothing contained herein shall prohibit the use by Buyer of the name "Tri-Trap".


                                 ARTICLE XVIII
                                 -------------

                                 Miscellaneous
                                 -------------


     18.1 Parties in Interest.  This Agreement will be binding upon, inure to
          -------------------
the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto; provided that the Seller's indemnities hereunder shall not be assignable by Buyer whether expressly or by operation of law, without Seller's written consent first obtained and any purported assignment without such consent shall be null and void and without force and affect provided that Buyer may upon notice to Seller assign its right,

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

title and interest in and to this Agreement and the agreements contemplated hereby collectively (the "Agreements") to a direct or indirect wholly-owned subsidiary of Buyer (without the right to further assign) provided that such subsidiary shall be and shall agree to be bound by the terms and conditions of each such Agreement provided that no assignment shall relieve Buyer of any obligation arising under any such Agreement and Buyer shall remain directly liable as a principal, (not as a surety) for the performance of all terms and conditions of any such assignment.

     18.2 Entire Agreement; Amendments.  This Agreement, together with the
          ----------------------------
Schedules attached hereto, contains the entire understanding of the parties with respect to its subject matter. There are no representations, promises, warranties, covenants or undertakings other than as expressly provided for herein. Except as to the Confidentiality Agreement, this Agreement terminates and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties.

     18.3 Headings.  The Article and Section headings contained in the Agreement
          --------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18.4 Notices.  All notices, claims, certificates, requests, demands and
          -------
other communications hereunder will be given in writing and will be deemed to have been duly given if delivered personally or mailed (by registered or certified mail, postage prepaid) as follows:

     If to the Buyer, to:          Aztec Manufacturing Co.
                                   400 N. Tarrant
                                   PO Box 668
                                   Crowley, Texas 76036
                                   Attn.: L.C. Martin, Chairman and CEO

     With a copy to:               F. Richard Bernasek, Esq.
                                   Kelly, Hart & Hallman
                                   201 Main Street, Suite 2500
                                   Fort Worth, TX  76102


     If to the Seller, to:         ABB Power T&D Company Inc.
                                   940 Main Campus Drive
                                   Raleigh, NC 27606
                                   Attn.: Anders Westin


     With a copy to:               E. Barry Lyon, Esq.
                                   Assistant General Counsel
                                   Asea Brown Boveri Inc.
                                   501 Merritt 7
                                   Norwalk, CT  06851


or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

     18.5 Bulk Sales Laws.  The parties hereto hereby waive compliance with the
          ---------------
provisions of the "bulk sales laws" of any state which may be applicable to the transactions contemplated hereby.

     18.6 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     18.7 Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of New York, without regard to its choice of law provisions.

     18.8 Gender.  Any reference to the masculine gender shall be deemed to
          ------
include the feminine and neuter genders unless the context otherwise requires.

     18.9  Waivers.  Any party to this Agreement may, by written notice to the
           -------
other parties hereto, waive a breach of any provisions of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     18.10 Risk of Loss.  Risk of loss of the Purchased Assets shall pass to
           ------------
the Buyer upon Closing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


                              ABB POWER T&D COMPANY INC.

                              By: /s/ ANDERS S. WESTIN
                                  -------------------------------
                              Its:  Senior Vice President & CFO
                                    -----------------------------

                              AZTEC MANUFACTURING CO.

                              By: /s/ L. C. MARTIN
                                  -------------------------------
                              Its:  Chairman of Board & CEO
                                    -----------------------------




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